UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 3, 2013 (May 31, 2013)

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA		30305
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 949-0700

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Enter into a Material Definitive Agreement.

On May 31, 2013, Cumulus Media Inc. (the “Company”) entered into an amendment (the “Amendment”) to its First Lien Credit Agreement, dated as of September 16, 2011, as amended and restated December 20, 2012, among the Company, Cumulus Media Holdings, Inc., as borrower, and the lenders and the agents thereto. Pursuant to the Amendment, the consolidated total net leverage ratio covenant contained in the First Lien Credit Agreement, with which the Company was required to comply in the event amounts were outstanding under the revolving credit facility thereunder (the “Revolving Facility”) has been replaced with a consolidated first lien net leverage ratio covenant, and the total commitments under the Revolving Facility were reduced from $300.0 million to $150.0 million. Through December 31, 2013, the consolidated first lien net leverage ratio with which the Company must comply in the event amounts are outstanding under the Revolving Facility is 4.5 to 1.0. Such ratio will be reduced in subsequent future periods, to 3.75 to 1.0 at December 31, 2014 and thereafter.

At March 31, 2013, the Company had no amounts outstanding, or availability, under the Revolving Facility. If the Company was subject to the consolidated first lien net leverage ratio covenant in lieu of the consolidated total net leverage ratio covenant at such date, such ratio would have been 3.2 to 1.0, and the Company would have had $150.0 million of available borrowing capacity under the Revolving Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ J.P. Hannan
Name: J.P. Hannan
Title: Senior Vice President, Treasurer and Chief
Financial Officer

Date: June 3, 2013